Exhibit 10.18.3

CARDINAL HEALTH, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

Dollars at Work*: $2,793,150

Grant Date: November 1, 2005

Exercise Price: $62.07

Grant Expiration Date: November 1, 2012

Cardinal Health, Inc., an Ohio corporation (the “Company”), has granted to Ivan K. Fong (“Grantee”), an option (the “Option”) to purchase 45,000 common shares, without par value, of the Company (the “Shares”) for a total purchase price of ,$2,793,150 (i.e., the equivalent of $62.07 for each full Share). The Option has been granted under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the “Plan”), and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan. This Option shall vest and become exercisable in four equal installments on each of the first four anniversaries of the Grant Date (each, the “Vesting Date” with respect to the portion of the Option scheduled to vest on such date), subject in each case to the provisions of this agreement, including those relating to the Grantee’s continued employment with the Company and its subsidiaries.

By:
Robert D. Walter
Chairman and CEO

*	Dollars at Work and total purchase price may vary due to rounding (up to the dollar amount of one full Share).

1. Method of Exercise and Payment of Price.

(a) Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party option plan administrator (the “Plan Administrator”), which will:

(i) state the number of Shares with respect to which the Option is being exercised; and

(ii) if the Option is being exercised by anyone other than Grantee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.

(b) Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided in the Plan.

2. Transferability. The Option shall be transferable (I) at Grantee’s death, by Grantee by will or pursuant to the laws of descent and distribution, and (II) by Grantee during Grantee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Grantee, or any other persons sharing Grantee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of Grantee or such Family Members, (c) a foundation in which Grantee or such Family Members control the management of assets, or (d) a partnership in which Grantee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Grantee. The Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”) may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Grantee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within 10 days of any transfer, Grantee shall notify the Compensation and Benefits department of the Company in writing of the transfer. Following transfer, the

Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this agreement, references to the original Grantee shall be deemed to refer to the transferee. The events of termination of employment of Grantee provided in paragraph 3 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in paragraph 3. The Company shall have no obligation to notify any transferee of Grantee’s termination of employment with the Company for any reason. The conduct prohibited of Grantee in paragraphs 5 and 6 hereof shall continue to be prohibited of Grantee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from Grantee to the same extent as would have been the case of Grantee had the Option not been transferred. Grantee shall remain subject to the recoupment provisions of paragraphs 5 and 6 of this agreement and tax withholding provisions of Section 13(d) of the Plan following transfer of the Option.

3. Termination of Relationship.

(a) Termination by Death. If Grantee’s employment by the Company and its subsidiaries (collectively, the “Cardinal Group”) terminates by reason of death, then, (i) the Option shall vest with respect to 25% of the Shares subject thereto (or shall vest with respect to such lesser number as are at such time unvested), and (ii) unless otherwise determined by the Committee within 60 days of such death, any additional unvested portion of the Option shall vest upon and become exercisable in full from and after the 60th day after such death. The Option, to the extent vested, may thereafter be exercised by any transferee of Grantee, if applicable, or by the legal representative of the estate or by the legatee of Grantee under the will of Grantee for a period of three years from the date of death or until the Grant Expiration Date, whichever period is shorter.

(b) Termination by Reason of Retirement. If Grantee’s employment by the Cardinal Group terminates by reason of retirement (as defined in the Plan) prior to the vesting in full of the Option, then, unless otherwise determined by the Committee within 60 days of such retirement, a Ratable Portion of each installment of the Option that would have vested on a Vesting Date shall vest upon and become exercisable in full from and after the later of (x) the 60th day after such termination of employment and (y) such Vesting Date. Such Ratable Portion shall, with respect to the applicable installment, be an amount equal to such installment of the Option scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which shall be the number of days from the Grant Date through the date of such termination, and the denominator of which shall be the number of days from the Grant Date through such Vesting Date. The Option, to the extent vested, may be exercised after the date of vesting by Grantee (or any transferee, if applicable) until the earlier of the fifth anniversary of the date of such retirement or the Grant Expiration Date (the “Exercise Period”). If Grantee has at least 15 years of service with the Cardinal Group at the time of retirement, the Option may be exercised after the date of vesting by Grantee (or any transferee, if applicable) until the

Grant Expiration Date. Notwithstanding the foregoing, if Grantee dies after retirement but before the expiration of the Exercise Period, the Ratable Portion with respect to each installment of the Option that has not yet vested shall vest upon such death, and the Option, to the extent vested, may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Grantee under the will of Grantee from and after such death, for a period of one year from the date of death or until the expiration of the Exercise Period, whichever period is shorter.

(c) Termination by Reason of Disability. If Grantee’s employment by the Cardinal Group terminates by reason of disability (as defined in the Plan) prior to the vesting in full of the Option, (i) the Option shall vest with respect to 25% of the Shares subject thereto (or shall vest with respect to such lesser number as are at such time unvested), and (ii) unless otherwise determined by the Committee within 60 days of such disability, a Ratable Portion of each installment of the Option that would have vested on a Vesting Date shall vest upon and become exercisable in full from and after the later of (x) the 60th day after such termination of employment and (y) such Vesting Date. Such Ratable Portion shall, with respect to the applicable installment, be an amount equal to such installment of the Option scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which shall be the number of days from the Grant Date through the date of such termination, and the denominator of which shall be the number of days from the Grant Date through such Vesting Date. The Option, to the extent vested, may be exercised after the date of vesting by Grantee (or any transferee, if applicable) until the earlier of the fifth anniversary of the date of such disability or the Grant Expiration Date (the “Exercise Period”). Notwithstanding the foregoing, if Grantee dies after termination but before the expiration of the Exercise Period, the Ratable Portion with respect to each installment of the Option that has not yet vested shall vest upon such death, and the Option, to the extent vested, may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Grantee under the will of Grantee until the earlier of (i) the later of (x) the third anniversary of such termination due to disability and (y) the first anniversary of death or (ii) expiration of the Exercise Period).

(d) Termination Without Cause. If Grantee’s employment by the Cardinal Group terminates due to a termination by the Company without Cause (within the meaning of the letter agreement between the Company and Grantee dated October 7, 2005, including a termination described in the final paragraph of Section 6 thereof), the Option shall vest with respect to 25% of the Shares subject thereto (or shall vest with respect to such lesser number as are at such time unvested). The Option, to the extent vested, may thereafter be exercised by Grantee (or any transferee, if applicable) for a period of three years from the date of termination or until the Grant Expiration Date, whichever period is shorter.

(e) Other Termination of Employment. If Grantee’s employment by the Cardinal Group terminates for any reason other than death, retirement, disability, or Termination without Cause (subject to Section 10 of the Plan regarding acceleration of the vesting of the Option upon a Change of Control), any unexercised portion of the Option which has not vested on such date of termination will automatically terminate on the date of such termination. Grantee (or any transferee, if applicable) will have 90 days from the date of termination or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is then vested and exercisable on the date of termination; provided, however, that if the termination was for Cause, as determined by the Committee, the Option will be immediately canceled by the Committee (whether then held by Grantee or any transferee).

4. Restrictions on Exercise. The Option is subject to all restrictions in this agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Grantee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Grantee’s compliance with the terms of paragraphs 5 and 6 of this agreement or any employment or severance agreement between any member of the Cardinal Group and Grantee) reasonably requested by the Company.

5. Triggering Conduct/Competitor Triggering Conduct. As used in this agreement, “Triggering Conduct” shall include disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Cardinal Group any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group; violation of Company policies, including conduct which would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies signed by Grantee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the termination of Grantee’s employment with the Cardinal Group; any action by Grantee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Grantee; and breaching any provision of any employment or severance agreement with a member of the Cardinal Group. As used in this agreement, “Competitor Triggering Conduct” shall include, either during Grantee’s employment or within one year following Grantee’s termination of employment with the Cardinal Group, accepting employment with or serving as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Grantee has been introduced to trade secrets, confidential information or business sensitive information during Grantee’s employment with the Cardinal Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this agreement, it must be assumed that such disclosure would occur.

6. Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Cardinal Group and for three years following Grantee’s termination of employment with the Cardinal Group regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of “Competitor Triggering Conduct” set forth in paragraph 5 above, then:

(a) the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) Grantee shall, within 30 days following written notice from the Company, pay the Company an amount equal to the gross option gain realized or obtained by Grantee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), less $1.00. If Grantee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Grantee’s termination of employment with the Cardinal Group, but including any period between the time of Grantee’s termination and engagement in Competitor Triggering Conduct. Grantee may be released from Grantee’s obligations under this paragraph 6 if and only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this paragraph 6 constitutes a so-called “noncompete” covenant. This paragraph 6 does, however, prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including, but not limited to, Grantee’s acceptance of employment with a Competitor. Grantee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this paragraph 6 and Grantee’s continuing obligations contained herein. No provisions of this agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Grantee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this agreement, the provisions of this agreement shall take precedence and such other inconsistent provisions shall be null and void. Grantee acknowledges and agrees that the restrictions contained in this agreement are being made for the benefit of the Company in consideration of Grantee’s receipt of the Option, in consideration of employment, in consideration of exposing Grantee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Option and execution of this agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Option to Grantee without including the restrictions and covenants of Grantee contained in this agreement. Further, the parties agree and acknowledge that the provisions contained in paragraphs 5 and 6 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

7. Right of Set-Off. By accepting this Option, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Grantee under this agreement.

8. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the Option and benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Grantee acknowledges that the covenants contained in paragraphs 5 and 6 of this agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Grantee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Grantee contained in this agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Grantee, and Grantee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this agreement, Grantee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.

9. Action by the Committee. The parties agree that the interpretation of this agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this agreement and with regard to any and all matters set forth in this agreement. The Committee may delegate its functions under this agreement to an officer of the Cardinal Group designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

10. Prompt Acceptance of Agreement. The Option grant evidenced by this agreement shall, at the discretion of the Committee, be forfeited if this agreement is not executed by Grantee and returned to the Company within 90 days of the Grant Date set forth on the first page of this agreement.

11. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.

12. Notices. All notices, requests, consents and other communications required or provided under this agreement to be delivered by Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: Executive Vice President – Human Resources

Facsimile: (614) 757-8425

All notices, requests, consents and other communications required or provided under this agreement to be delivered by the Company to Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee.

ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement; and (b) voluntarily and knowingly accepts this agreement and the Option granted to him or her under this agreement subject to all provisions of the Plan and this agreement, including the provisions in the agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in paragraphs 5 and 6 above. Grantee further acknowledges receiving a copy of the Company’s most recent Annual Report on Form 10-K and other communications routinely distributed to the Company’s shareholders and a copy of the Plan Description dated September 2, 2005 pertaining to the Plan.

Signature

Print Name

Grantee’s Social Security Number

Date

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